Exhibit 99.1

Renaissance Capital Growth & Income Fund III, Inc. Financing Emerging Growth Companies

October 23, 2006

Dear Shareholder,

The purpose of this letter is to bring you up-to-date on the progress of Renaissance Capital Growth & Income Fund III (“RENN III” or the “Fund”) in various areas.

Progress is Being Made

On September 22, 2006, we accomplished our first goal of becoming current with our annual filings as the Fund’s Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005 were filed with the Securities and Exchange Commission. We are now in the process of preparing the quarterly filings (Forms 10-Q) for these same periods to bring them current as well. Additionally, soon we will also have current quarterly filings (Forms 10-Q) for the first two quarters of 2006, and have plans to file the Form 10-Q for the third quarter of 2006, in a timely manner.

With these accomplishments, your Fund will be able to apply for listing on either the American Stock Exchange or the NASDAQ Stock Market. In our previous letters and filings, we have detailed the reasons for the delay in making our filings. This is also disclosed in the Forms 10-K which can be accessed at the SEC website (www.sec.gov).

Before year end, we are planning to send you the 2005 Annual Report (including the Form 10-K) along with a proxy statement to elect directors and vote on any other proposals to be listed in the proxy statement.

A History of Success

Over the years, RENN III has been a successful fund. According to Lipper Analytical, for most of the Fund’s history, , the Fund has been ranked number one or two in performance amongst closed end convertible bond funds. RENN III initially raised money in 1994 and began full operations in 1995 with $39 million of net capital. To date, your Fund has realized gains of over $76 million. RENN III has declared cash distributions of $13.71 per share to shareholders.

An Illustration of Success

As of October 9, 2006, a 10,000 share purchase ($100,000) made at the beginning of the Fund (1994) is currently worth $409,762.04 (33,206 shares) by participating in the dividend reinvestment program. Had this same investment not participated in the dividend reinvestment program the shareholder would have received $13.71 per share in cash dividends or $137,100. In other words, all of the initial investment was earned back ($10.00) plus $3.71, and as of October 9, 2006 the shares would still have a net asset value per share of $12.34 or $123,400. This eleven year period includes three of the worst years in stock market history. The NASDAQ market is still trading considerably below the highs of 2000.

8080 N. Central Expressway   Suite 210-LB 59   Dallas, Texas 75206-1857
214-891-8294   214-368-4629   FAX: 214-891-8291

Possible Change in Dividend Policy

One of the major challenges your Fund faces is having enough capital to invest in new opportunities. Under US tax law, as a regulated investment company, we must pay out all of our capital gains and income to shareholders; thus, we do not have increasing funds to invest and are unable to grow the Net Asset Value on a long-term basis. One partial solution that similar funds currently use is called a deemed dividend. Under this method, the Fund pays the taxes of approximately 35% on the gains and treats these gains as a dividend paid to the shareholders. The shareholders receive a tax credit that can be applied against income, or even receive a refund if no income is present. With such a deemed dividend program, more capital would be retained in the Fund. While the shareholders do not receive the gains directly, there are a number of advantages to this program as sited above.

Your Directors are studying the deemed dividend program as a way of helping to grow your Fund. Meanwhile, we are considering the fourth quarter dividend of $0.10 per share to bring the cash distribution in 2006 to $0.40 per share. After speaking with several large shareholders, I have received favorable comments as well as endorsement on the deemed dividend. If any shareholders would like to express their opinion, please send us a note or give us a call. Your Board of Directors will be making a decision on the deemed dividend before year end.

Brief Update

2006 has been a difficult year for the stock market with worries about interest rates, the economy, and continued problems in the Middle East. Our view is that 2006 is a year of consolidation in the stock market after a very strong period from the fall of 2002 through 2005. We believe the bull market will resume with the strongest area being emerging growth companies. The key to our progress is trying to join successful management teams and staying with them while they build their firms.

We have a number of interesting companies in our portfolio with significant participation in medical and industrial technologies as well as a list of diversified growth companies. We are studying a number of new possible investments. You will be receiving a packet of information with the President’s letter, the Annual Report (including the 2005 Form 10-K), and a proxy statement over the next few months. Meanwhile, thank you for being a shareholder and lending us your support.

/s/ Russell Cleveland
President

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Forward Looking Statements
This report contains forward-looking statements. Such statements reflect the current views of the Fund with respect to future events and are subject to certain risks, uncertainties, and assumptions. Although the Fund believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein. Past performance is not indicative of future results. For additional information, please visit www.rencapital.com.

Investor Contact:	Media Relations Contact:
RENN Capital Group, Inc.	Chris Rosgen
Michelle Sparks: 214-891-8294	Capital Market Relations
corpfin@rencapital.com	(949) 481-9739

“FINDING VALUE, ADDING VALUE, REALIZING VALUE”